Exhibit 10.1

[COMPANY LETTERHEAD]

July 12, 2010

To the Consenting Lenders Identified on the Signature Pages Hereof:

This restructuring and lock-up letter agreement (this “Agreement”) sets forth the terms on which each of the undersigned Persons (each a “Consenting Lender”) and Riviera Holdings Corporation (“Riviera Holdings”), Riviera Operating Corporation and Riviera Black Hawk, Inc. (collectively, the “Company” or the “Debtors”) agrees, among other things, to support a restructuring (the “Restructuring”) with respect to the capital structure of the Company, including, without limitation, the Company’s outstanding obligations under that certain Credit Agreement dated as of June 8, 2007 (the “Senior Secured Credit Agreement”) by and among Riviera Holdings, as borrower, certain of its affiliates, as guarantors, various financial institutions, as lenders (“Lenders”), and Cantor Fitzgerald Securities, as administrative agent (together with any successor administrative agent, the “Agent”) and (ii) the Company agrees to implement such Restructuring, in each case, in accordance with the proposed Joint Plan of Reorganization of Riviera Holdings Corporation, et al. (the “Plan”) attached hereto as Exhibit A, as it may be amended or modified in accordance with the terms herein.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

For purposes of this Agreement, “Parties” means the parties to this Agreement.

RECITALS

WHEREAS, the Company shall commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) to effect the Restructuring through a prearranged plan of reorganization that implements and is otherwise materially consistent with the Plan and this Agreement;

WHEREAS, each of the Company and the Consenting Lenders has reviewed, or has had the opportunity to review, the Plan, including this Agreement with the assistance of professional legal and financial advisors of its own choosing; and

WHEREAS, each Consenting Lender desires to support and vote to implement the Restructuring, and the Company desires to obtain the commitment of the Consenting Lenders to support and vote to accept the Restructuring, in each case, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.   Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the first date immediately following the day on which:

(a)    (i) the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Designated Consenting Lenders (as defined below); (ii) Lenders (and, if applicable, any swap counterparty) holding at least two-thirds in aggregate amount of the First Priority Senior Secured Claims and Senior Secured Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company; and (iii) the Company shall have paid any and all reasonable accrued and unpaid expenses incurred by the Agent and Designated Consenting Lenders (as defined below) as of Agreement Effective Date (including, without limitation, all reasonable fees and expenses of the Designated Consenting Lenders’ and Agent’s legal and financial advisors); and

(b)     the Company has given notice to the Agent and Designated Consenting Lenders in accordance with Section 8.10 hereof that the conditions in Section 1(a) have been satisfied and this Agreement is effective (the “Agreement Effective Date”).

Section 2.  Plan.  The Plan is expressly incorporated herein and is made part of this Agreement.  The Plan is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, this Agreement shall control.

Section 3.  Commitments Regarding the Restructuring.

3.01.          Agreement to Vote.

(a)     As long as this Agreement has not terminated in accordance with the terms hereof, each Consenting Lender agrees that it shall, subject to (i) the receipt by such Consenting Lender of a disclosure statement and other solicitation materials in respect of the Plan, which disclosure statement and solicitation materials reflect the agreement set forth in the Plan, have been approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and are in all material respects reasonably satisfactory to the Consenting Lenders (collectively, the “Solicitation Materials”), (ii) receipt by such Consenting Lender of the Plan Supplement not later than five Business Days prior to the Voting Deadline which shall in all respects be reasonably satisfactory to the Requisite Consenting Lenders (as defined below) and (iii) the Consenting Lender being entitled under such Plan to vote to accept or reject the Plan:

(A)	in connection with the Chapter 11 Cases, timely vote its First Priority Senior Secured Claims and Senior Secured Claims to accept the Plan; and

(B)	not change or withdraw (or cause to be changed or withdrawn) such vote.

“Requisite Consenting Lenders” means Designated Consenting Lenders holding no less than two-thirds in aggregate amount of the First Priority Senior Secured Claims and Senior Secured Claims held by all Designated Consenting Lenders.

(b)     For the avoidance of doubt, unless this Agreement is terminated in accordance with the terms hereof, each Consenting Lender also agrees that it will not, and will not direct the Agent to, (i) take any action that would reasonably be likely to result in any material delay or postponement of the confirmation or consummation of the Plan and implementation of the Restructuring; (ii) oppose the Debtors’ request for the entry of customary “first day” orders that are (A) not inconsistent with the Plan and this Agreement and (B) substantially similar in all respects to the draft “first day” orders reviewed by the Designated Consenting Lenders prior to the Agreement Effective Date, including the draft motion (“Cash Collateral Motion”) and stipulation (the “Cash Collateral Stipulation” and together with the Cash Collateral Motion, the “Cash Collateral Pleadings”) for use of cash collateral (as that term is defined in the Bankruptcy Code) reviewed and approved by the Agent and Designated Consenting Lenders prior to the Agreement Effective Date and attached hereto as Exhibit B; or (iii) withdraw or revoke any properly solicited vote to accept the Plan unless  the Plan is modified in any respect in a manner inconsistent with this Agreement or that has not been approved by the Requisite Consenting Lenders; provided, however, that the foregoing prohibitions will not (1) prohibit any Consenting Lender from taking, or directing the Agent to take, any action relating to the maintenance, protection and preservation of the Collateral (as defined in the Cash Collateral Pleadings); (2) prohibit any Consenting Lender from objecting, or directing the Agent to object, to any motion or pleading filed with the Bankruptcy Court seeking approval to use cash collateral (as defined in the Bankruptcy Code) other than pursuant to the Cash Collateral Pleadings or to obtain debtor-in-possession financing; or (3) limit any Consenting Lender’s rights under the Senior Secured Credit Agreement, any other loan document and/or applicable law to: (a) terminate or close out any swap agreement, repurchase agreement or similar transaction with the Company to the extent the underlying agreement permits such termination or close out or (b) appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code concerning the Company, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and the Plan and do not materially hinder, delay or prevent consummation of the Restructuring.

3.02.           Commitment of Company.  The Company shall (a) support and complete the Restructuring embodied in the Plan; (b) do all things necessary and appropriate in furtherance of the Restructuring embodied in the Plan, including, without limitation, (i) commencing the Chapter 11 Cases  following the Agreement Effective Date but no later than July 12, 2010 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”) and (ii) taking all steps necessary and desirable to obtain an order of the Bankruptcy Court, reasonably acceptable in all material respects to the Consenting Lenders, confirming the Plan within the timeframes contemplated by this Agreement; (c) cooperate with the Consenting Lenders in obtaining any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan; and (d) not take any action that is inconsistent with, or is intended or could reasonably be expected to interfere with consummation of, the Restructuring embodied in the Plan.  Regardless of whether the Restructuring is consummated, after the Agreement Effective Date, and subject to and upon Bankruptcy Court approvals and any required noticing after the Petition Date and consistent with the Cash Collateral Pleadings, the Company shall pay promptly in cash any and all reasonable accrued and unpaid expenses incurred by the Designated Consenting Lenders and Agent (including, without limitation, all reasonable fees and expenses of the Designated Consenting Lenders’ and Agent’s legal and financial advisors) in connection with the negotiation, documentation and consummation of this Agreement, the Plan, the Solicitation Materials and all other documents related to the Plan and the Restructuring until the occurrence of a Termination Event and termination of the use by the Company of  Cash Collateral as provided for in the Cash Collateral Pleadings.

“Designated Consenting Lenders” means each of SCH/VIII Bonds, L.L.C., SCH/VIII Bonds II, L.L.C., SCH/VIII Bonds III, L.L.C., SCH/VIII Bonds IV, L.L.C., Strategic Value Special Situations Master Fund, L.P., Cerberus Series Four Holdings, LLC or its designated affiliates, and Desert Rock Enterprises LLC, excluding each of their respective non-Affiliate transferees, but including each of their respective Affiliate transferees, successors, assigns, heirs, executors, administrators and representatives.

3.03.           Transfer of Interests and Securities.  Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Lender to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of its First Priority Senior Secured Claims or Senior Secured Claims; provided, however, that during the period commencing as of the Agreement Effective Date until termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Lender shall Transfer any First Priority Senior Secured Claims or Senior Secured Claim, and any purported Transfer thereof shall be void and without effect, unless (a) the transferee is a Consenting Lender or (b) if the transferee is not a Consenting Lender prior to the Transfer, such transferee delivers to the Company, at or before the time of the proposed Transfer, an executed copy of Exhibit C attached hereto (a “Provision for Transfer Agreement”).  This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional First Priority Senior Secured Claims or Senior Secured Claims (subject, if applicable, to the securities law restrictions described below in this Section); provided, however, that such additional First Priority Senior Secured Claims or Senior Secured Claims shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to all of the terms of this Agreement whether or not notice of such acquisition is given to the Company.

3.04.           Representation of Consenting Lenders.  Each of the Consenting Lenders, severally and not jointly, represents and warrants that, as of the Agreement Effective Date:

(a)      it is the beneficial owner of and/or the duly authorized investment adviser or manager with respect to the face amount of the First Priority Senior Secured Claims and Senior Secured Claims held by it as of the Agreement Effective Date;

(b)      other than pursuant to this Agreement, such First Priority Senior Secured Claims and Senior Secured Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c)      (i) it is either (A) a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) or (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, and (ii) any securities acquired by the Consenting Lender in connection with the transactions described herein will not have been acquired with a view towards distribution; and

(d)      it has no actual knowledge of any event or circumstance that, due to any fiduciary or similar duty to any other person, would prevent it from taking or materially interfering with its ability to take any action required of it under this Agreement.

3.05.           Representation of Designated Consenting Lenders.  The Designated Consenting Lenders represent and warrant that, as of the Agreement Effective Date, they hold in aggregate at least two-thirds in amount of the aggregate First Priority Senior Secured Claims and Senior Secured Claims.

Section 4.  Certain Additional Chapter 11 Matters.  The Company shall provide draft copies of all “first day” motions or applications and all other documents and pleadings the Company intends to file with the Bankruptcy Court to counsel for the Agent and Designated Consenting Lenders at least 5 Business Days before the date the Company intends to file such documents, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.  The Company agrees that all such motions, applications, other documents and pleadings shall be reasonably calculated to implement and advance the Restructuring embodied in the Plan.  Prior to the Petition Date all such “first day” motions and applications shall have been agreed upon and approved by the Company, Agent and  Designated Consenting Lenders in each of their sole and absolute discretion.

Section 5.  Mutual Representations, Warranties and Covenants.  Each of the Parties, severally and not jointly, represents, warrants and covenants to each other Party, as of the Agreement Effective Date, as follows (each of which is a continuing representation, warranty and covenant):

5.01.           Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting debtors’ rights and obligations under the Bankruptcy Code or creditors’ rights generally or by equitable principles relating to enforceability.

5.02.           No Consent or Approval.  Except as expressly provided in this Agreement or the Bankruptcy Code, as applicable, no consent or approval is required by any other person or entity in order for such Party to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement except for Gaming Authority approvals.

5.03.           Power and Authority.  Except as expressly provided in this Agreement or the Bankruptcy Code, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

5.04.           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.05.           Governmental Consents.  The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for, solely with respect to performance of this Agreement by the Company, (i) such Gaming Authority approvals as are required to effectuate the Restructuring and (ii) the Company’s reporting and filing obligations under federal securities laws.

5.06.           No Conflicts.  Subject to obtaining such requisite Gaming Authority approvals, the execution, delivery and performance of this Agreement does not and shall not:  (i) violate any provision of law, rules or regulations applicable to it or any of its affiliates; (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

Section 6.  Termination Events.

6.01.           Consenting Lender Termination Events.  This Agreement shall terminate automatically without any further required action or notice upon the occurrence of any of the following events (each a “Consenting Lenders Termination Event”) unless the occurrence of such Consenting Lenders Termination Event is waived in writing by the Requisite Consenting Lenders:

(a)      failure of the Debtors to (A) commence the Chapter 11 Cases and (B) file the Plan and Solicitation Materials with the Bankruptcy Court, in each case, on or before the Outside Petition Date;

(b)     the Bankruptcy Court’s order approving the Solicitation Materials and setting a hearing to confirm the Plan shall not have been entered by the Bankruptcy Court within 75 days after the Petition Date; provided, further that notwithstanding this clause (b) the Company shall use reasonable best efforts to obtain entry of such order within 45 days after the Petition Date;

(c)      the Bankruptcy Court’s order confirming the Plan (the “Confirmation Order”) shall not have been entered by the Bankruptcy Court within 60 days after the date that the Solicitation Materials are approved;  it being understood that notwithstanding this clause (c) the Company shall use reasonable best efforts to obtain entry of such order within 45 days after the date the order approving the Solicitation Materials is entered;

(d)     the effective date of the Plan shall not have occurred on the first business day to occur 14 days after the date that the Confirmation Order is entered;

(e)     the Substantial Consummation Date (as described in the Plan) shall not have occurred;

(f)      the breach in any material respect by the Company of any of the obligations, representations, warranties or covenants of the Company set forth in this Agreement;

(g)     the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of the Restructuring (collectively, a “Governmental Stay”); provided, however, that the Company shall have 10 Business Days after receiving notice of the imposition of such Governmental Stay from such governmental authority to cause such Governmental Stay to be lifted, irrespective of whether such Governmental Stay may reasonably be expected to be lifted within such ten-day period;

(h)      the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or the dismissal of any of the Chapter 11 Cases, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Requisite Consenting Lenders;

(i)      the appointment of an interim or permanent trustee, receiver, chief restructuring officer or examiner with expanded powers to operate or manage the financial affairs, business or reorganization of any Debtor in one or more of the Chapter 11 Cases, unless such appointment is made with the prior written consent of the Requisite Consenting Lenders;

(j)      the amendment or modification of, or filing of a pleading by the Company seeking to amend or modify, the Plan, Solicitation Materials or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in a manner not reasonably acceptable to the Requisite Consenting Lenders;

(k)     the Debtors file any motion or pleading with the Bankruptcy Court seeking approval to use cash collateral (as defined in the Bankruptcy Code) other than on the terms and conditions reflected in the Cash Collateral Stipulation attached hereto as Exhibit B;

(l)      the Debtors file any motion or pleading with the Bankruptcy Court or take any other action, including, without limitation, withdrawing the Plan or publicly announcing their intention not to support the Restructuring or Plan, that is not consistent in any material respect with this Agreement, the Restructuring, the Plan or any documents related to the foregoing;

(m)    to the extent Debtors and certain Consenting Lenders enter into a debtor-in-possession financing arrangement, Debtors fail to obtain final Bankruptcy Court approval of such debtor-in-possession financing arrangement within 45 days of entering into such financing arrangement; or

(n)     the failure of the Company to have filed within 30 days of the Petition Date a motion seeking Bankruptcy Court approval of the Backstop Commitment Agreement.

Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Requisite Consenting Lenders, the dates set forth in this Section 6.01 may be extended before or upon each such date, and such later dates agreed to in lieu thereof shall be of the same force and effect as the dates provided herein.

6.02.           Company Termination Events.  The Company may terminate this Agreement as to all Parties upon five Business Days’ prior written notice, delivered in accordance with Section 8.10 hereof, upon the occurrence of any of the following events (each a "Company Terminating Event):  (a) the breach by any of the Consenting Lenders of any of the representations, warranties or covenants of such Consenting Lenders set forth in this Agreement that would have a material adverse impact on the Company, or the consummation of the Restructuring, that remains uncured for a period of five Business Days after the receipt by the Consenting Lenders of notice of such breach or (b) the occurrence of the event provided for in Section 6.01(e) above; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Restructuring.

6.03.           Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) the Company and (b) the Requisite Consenting Lenders (the “Mutual Termination Event” and together with the Consenting Lender Termination Events and Company Termination Events, the “Termination Events”).

6.04.           Effect of Termination.

(a)      Upon termination of this Agreement under Section 6.01, 6.02 or 6.03, this Agreement (including, without limitation, any Provision for Transfer Agreement executed prior to such termination) shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement (including, without limitation, any Provision for Transfer Agreement executed prior to such termination) and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of any such termination of this Agreement, any and all consents tendered by the Consenting Lenders before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

(b)      Notwithstanding clause (a) of this Section 6.04, the Company agrees that its obligations pursuant to the final sentence of Section 3.02 shall survive any termination of this Agreement and shall at all times continue to be enforceable against the Company until the occurrence of a Termination Event and termination of the use by the Company of the Cash Collateral as provided for in the Cash Collateral Pleadings.

(c)      No Party shall terminate this Agreement if such Party is in material breach of any provision hereof.

6.05.           Termination Upon Substantial Consummation Date.  This Agreement shall terminate automatically without any further required action or notice on the Substantial Consummation Date.

Section 7.  Effectiveness; Amendments.  This Agreement may not be modified, amended or supplemented (except as expressly provided herein) except in writing signed by the Company and the Designated Consenting Lenders.

Section 8.  Miscellaneous.

8.01.           Further Assurances and Notification.

(a)     Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such other acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Restructuring, as applicable.

(b)     The Company will promptly notify the Agent and Designated Consenting Lenders upon the receipt of any written solicitation or proposal relating to any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company (other than as provided in or contemplated by the Plan), including potential sales of some or all of the casino assets of any of the Subsidiaries.

8.02.           Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

8.03.           Parties.  This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof.

8.04.           Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

8.05.           GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the District of Nevada, Southern Division or any Nevada State court located in Las Vegas, Nevada (the “Chosen Courts”), and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party.  Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Notwithstanding anything contained herein or otherwise, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all proceedings involving this Agreement or claims arising under this Agreement.

8.06.           Execution of Agreement.  This Agreement may be executed and delivered (by facsimile, electronic mail or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

8.07.           Interpretation.  This Agreement is the product of negotiations between the Company and the Consenting Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  Each Consenting Lender enters into this Agreement solely in its capacity as a Lender and solely with respect to its claims as a Lender.

8.08.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

8.09.           Relationship Among Parties.  It is understood and agreed that no Consenting Lender owes any fiduciary duty or other duty of trust or confidence in any form to any other Consenting Lender or the Company, and, except as provided in this Agreement, there are no commitments among or between them.  No prior history, pattern or practice of sharing confidences among or between the Consenting Lenders or a Consenting Lender and the Company shall in any way affect or negate this understanding and agreement.

8.10.           Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, electronic mail, courier or registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)      if to the Company, to:

Riviera Holdings Corporation
2901 Las Vegas Blvd. South
Las Vegas, Nevada 89109
Facsimile:  (702) 794-9560
Attention:  Tullio Marchionne, Esq.
E-mail address:
with copies (which shall not constitute notice) to:

Gordon Silver
3960 Howard Hughes Pkwy., Ninth Floor
Las Vegas, Nevada 89169
Facsimile:  (702) 369-2666
Attention:  Gerald M. Gordon, Esq. and Thomas H. Fell, Esq.
E-mail addresses:

(b)      if to a Consenting Lender or a transferee thereof, to the addresses or facsimile numbers set forth below following the Consenting Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies, with respect to any notice to the Designated Consenting Lenders (which shall not constitute notice), to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:  (212) 403-2158
Attention:  Scott K. Charles, Esq. and Michael S. Benn, Esq.
E-mail addresses:

(c) if to the Agent, to:

Cantor Fitzgerald Securities
110 East 59th Street
New York, New York 10022
Facsimile:  (917) 677-8224
Attention:  Stephen Ewald

And

Cantor Fitzgerald Securities
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Facsimile:  (646) 556-2653
Attention:  Bobbie Young

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Facsimile:  (704) 348-5100
Attention:  Christopher M. McDermott, Esq. and Alexander T. Lin, Esq.

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

8.11.           Waiver.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, or shall be deemed in any manner to waive, limit, impair or restrict any right or the ability of any Consenting Lender to protect and preserve its rights, remedies and interests, including, without limitation, its claims against the Company.  Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than under Section 6.05 hereof), the Parties each fully reserve any and all of their rights and remedies.

8.12.           Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

8.13.           Several, Not Joint, Obligations.  The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

8.14.           Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

8.15.           No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

Section 9.  Disclosure.

9.01.           Bankruptcy Court Disclosure. The Company shall publicly disclose (a) the existence of this Agreement in a filing with the Bankruptcy Court on the Petition Date (the “Initial Disclosure”) and (b) to the extent directed by the Requisite Consenting Lenders, any material amendment to this Agreement in a filing with the Bankruptcy Court within five Business Days following the effective date of such amendment (the “Amendment Disclosure”), each in form and substance reasonably acceptable to the Requisite Consenting Lenders.  To the extent that the Company fails to make the Initial Disclosure or the Amendment Disclosure by the time specified above in this Section 9.01, the exclusive remedy of any or all of the Consenting Lenders shall be to disclose publicly the terms of the Agreement or the amendment, as the case may be.

9.02.          Coordination. To the extent reasonably practicable, the Company will submit to counsel for the Designated Consenting Lenders all press releases and public filings to be made  by the Company relating to this Agreement, the Plan or the Restructuring contemplated hereby and thereby and any amendments thereof.  To the extent reasonably practicable, any Consenting Lenders that will make any public filings or press releases relating to this Agreement, the Plan or the Restructuring contemplated hereby and thereby and any amendments thereof will submit such public filings or press releases to counsel for the Company.  The Company shall not use the name of any Consenting Lender in any press release without such Consenting Lender’s prior written consent.

9.03.           No Effect On Securities Law Obligations.  The provisions of Sections 9.01 and 9.02 are separate and apart from the respective obligations of the Company under applicable securities laws, which obligations shall not be affected by Sections 9.01 and 9.02 or by any other provisions of this Agreement.

 IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[signature pages follow]

Signature Page to the Restructuring and Lock-Up Agreement

RIVIERA HOLDINGS CORPORATION RIVIERA OPERATING CORPORATION RIVIERA BLACK HAWK, INC.

By:	/s/ Tullio J. Marchionne
Name:	Tullio J. Marchionne
Title:	Secretary

Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	SCH/VIII BONDS, L.L.C.

By:	/s/ Marcos Alvarado
Name:	Marcos Alvarado
Title:	Vice President

Address:

Attention:
Telephone:
Facsimile:

Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	SCH/VIII BONDS II, L.L.C.

By:	/s/ Marcos Alvarado
Name:	Marcos Alvarado
Title:	Vice President

Address:

Attention:
Telephone:
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Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	SCH/VIII BONDS III, L.L.C.

By:	/s/ Marcos Alvarado
Name:	Marcos Alvarado
Title:	Vice President

Address:

Attention:
Telephone:
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Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	SCH/VIII BONDS IV, L.L.C.

By:	/s/ Marcos Alvarado
Name:	Marcos Alvarado
Title:	Vice President

Address:

Attention:
Telephone:
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Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	Strategic Value Special Situations Master Fund L.P., by its investment manager, SVP Special Situations LLC

By:	/s/ Lewis Schwartz
Name:	Lewis Schwartz
Title:	Chief Financial Officer

Address:	Strategic Value Special Situations Master Fund, L.P. c/o Ogier Fiduciary Services (Cayman) Limited Queensgate Building, 3rd floor 113 South Church Street Georgetown, Cayman Islands
Attention:
Telephone:	(203) 618-3530
Facsimile: for notices	(203 618-3501

Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	Cerberus Series Four Holdings, LLC By: Cerberus Institutionsl Partners, L.P. - Series Four, its Managing Member By: Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Seth Plattus
Name:	Seth Plattus
Title:	Senior Managing Director

Address:
Attention:
Telephone:
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Signature Page to the Restructuring and Lock-Up Agreement

Name of Entity:	Desert Rock Enterprises

By:	/s/ Daniel Morrell
Name:	Daniel Morrell
Title:	Chief Financial Officer

Address:	One Fremont Street Las Vegas, NV 89101
Attention:	Daniel Morrell
Telephone:	586 497 7000
Facsimile:	586 497 7090

EXHIBIT A

PLAN

EXHIBIT B

CASH COLLATERAL PLEADINGS

EXHIBIT C
PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the restructuring and lock-up letter agreement (the “Agreement”), dated as of July ___, 2010, by and among the Company, and certain lenders, including the transferor to the Transferee of the Senior Secured Claims or First Priority Senior Secured Claims (as applicable) listed below (the “Transferor”).  Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

The Transferee hereby agrees to be bound by the terms and conditions of the Agreement to the extent Transferor was thereby bound, it being understood that the Transferee shall hereafter be deemed a Consenting Lender thereunder.

The Transferee specifically agrees to be bound by (i) the terms and conditions of the Senior Secured Credit Agreement and (ii) the vote of the Transferor in respect of the Plan if cast before the effectiveness of the transfer of the First Priority Senior Secured Claims and/or Senior Secured Claims (as applicable).

Date Executed: ____ ___, 2010
Print name of Transferee
By:
Name:
Title:

Address:

Attention:
Telephone:
Facsimile: